Amended August 9, 1998
Compensation Committee

EXHIBIT 10.9

3M
COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS

PART I

GENERAL PROVISIONS

A.    OBJECTIVE

        It is the intent of 3M Company (“3M”) to provide a compensation program for its nonemployee directors which will attract and retain highly qualified individuals to serve in this capacity. This program shall be called the “Compensation Plan for Nonemployee Directors” (the “Plan”).

B.    COMPONENTS OF COMPENSATION

        Compensation for nonemployee directors shall consist of a regular annual retainer for board service, annual retainer for the chairman of standing or special board committees, meetings fees for each regular and special board meeting attended, and any committee meetings attended. Compensation, retainer, and meeting fees shall be paid quarterly in any combination of the following alternatives:

        1.         Cash

        2.         3M Common Stock

        3.         Deferred Cash

        4.         Deferred 3M Common Stock

        The combination of alternatives for each nonemployee director shall equal the aggregate Compensation earned by each nonemployee director.

C.    ADMINISTRATION

        The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee shall have full power to formulate additional details and regulations for carrying out this Plan and to make such amendments or modifications therein as from time to time they deem proper and in the best interests of 3M, provided that such amendments or modifications shall not affect the obligation of 3M to pay to the participants the amounts accrued or credited to such participants’ accounts. Any decision or interpretation adopted by the Committee shall be final and conclusive.

D.    ELECTION OF ALTERNATIVES

1.

Each nonemployee director of 3M may elect, by written notice to 3M on or before each annual stockholders meeting, to participate in the Compensation alternative provisions of the Plan. Any combination of the alternatives, Cash, 3M Common Stock, Deferred Cash, and/or Deferred 3M Stock, may be elected provided the aggregate of the alternatives elected equals 100 percent of the director’s Compensation.

2.

The election shall remain in effect for one year, which shall begin at 12:01 P.M. on the day of the annual meeting of stockholders in May, and terminate at 12:00 noon on the date of the succeeding annual meeting of stockholders (“Plan Year”).

3.

The Plan Year shall include Plan Quarters, each Plan Quarter to begin as of the date of the quarterly board meetings (May, August, November, and February). This date (beginning of the Plan Quarter) shall be used to value stock and calculate interest.

4.

A director elected to the board after the May board meeting during a Plan Year may elect, by written notice to 3M before such director’s term begins, to participate in the Compensation alternatives for the remainder of that Plan Year, and election for succeeding years shall be on the same basis as for other directors.

5.	3M shall supply an account statement of his/her participation under the Plan to each participant under the Plan as soon as possible after the end of each Plan Year.

6.

Unless otherwise notified, all notices under this Plan shall be sent in writing to 3M, attention the Secretary. All correspondence to the participants shall be sent to the address which is furnished to the Secretary by each director.

PART II

CASH COMPENSATION

    A.        Each nonemployee director who elects to participate under the Cash Compensation Provision of the Plan shall be paid all or the specified part (percentage) of his/her Compensation for the Plan Year in cash, and such cash payment shall be made on or about the 15th day of the month following the beginning of the Plan Quarter.

    B.        If a participant dies prior to payment in full of all amounts due under the Plan, the balance of the amount due shall be payable to such participant’s estate in full as soon as possible following death.

PART III

3M COMMON STOCK

    A.        Each nonemployee director may elect to receive all or a specified part (percentage) of his/her Compensation in 3M common stock which will be paid on or about the 15th day of the month following the beginning of each Plan Quarter.

    B.        3M shall insure that an adequate number of 3M common shares (i.e., Treasury) are available for distribution to those nonemployee director electing to participate in this provision.

    C.        Only whole numbers of shares will be paid, with any fractional share amounts paid in cash.

    D.         For purposes of computing the number of shares to be paid each quarter, the value of each share of 3M common stock will be the closing price on the New York Stock Exchange as of the beginning of each Plan Quarter.

    E.        If a participant dies prior to payment in full of all amounts due under the Plan, the balance of the amount due shall be payable to the participant’s estate in full as soon as possible following death.

PART IV

DEFERRED COMPENSATION

    A.        Each nonemployee director may elect to have all or a specified part (percentage) of his/her Compensation for the Plan Year deferred as Deferred Cash and/or Deferred Stock until the participant ceases to be a director.

    B.        For each director who has made the Deferred Cash election, 3M shall establish a memorandum account and shall credit such account for the Compensation due on the 15th day of the month following the beginning of the Plan Quarter.

    1.         Interest shall be credited to each memorandum account from the date of deposit, at the end of each Plan Quarter, and immediately preceding any distribution.

    2.        Interest shall be calculated using:

a. The prime rate of interest charged by the First National Bank of Minneapolis as of the first day of each Plan Quarter.

b. The memorandum account balance as of the end of the preceding Plan Quarter, or, if applicable, as of the date of any distribution.

    3.        Distribution from the Deferred Cash account shall be in cash as provided in paragraph D below.

    C.        For each director who has made the Deferred Stock election, 3M shall establish a memorandum account and shall credit such account with 3M common stock equivalents (including fractional share equivalence) which could have been purchased on the first day of the Plan Quarter using the closing price of 3M common stock on the New York Stock Exchange on such date.

    1.       3M common stock equivalence equal to dividends paid on 3M common stock shall be credited to each memorandum account on each dividend payment date. The share equivalence shall be determined by using the closing price of 3M common stock on the New York Stock Exchange on the sixth business day preceding the dividend record date (day preceding ex-dividend on New York Stock Exchange).

    2.        Appropriate adjustment shall be made to the memorandum account for stock splits, stock dividends, merger, consolidation, payment of dividends in other than cash, and similar circumstances affecting 3M common stock.

    3.        Distribution for the deferred stock account share shall be in 3M common stock (whole shares only with any fractional share amounts paid in cash) equal to share equivalence in accordance with paragraph D below.

    D.        Distribution of the participant’s memorandum account share shall be as follows:

    1.         In five equal annual installments on January 1 of each year following the year in which the participant ceases to be a director; or

    2.         If approved by the Committee, in some other number of equal annual installments (not to exceed ten); or

    3.         If approved by the Committee, in a lump sum on a date within the ten-year period following the year in which the participant ceases to be a director.

Each installment or lump sum payment shall also include amounts earned either as dividends, appreciation, or interest on the outstanding account balance to the distribution date. The method of distribution approved by the Committee shall be irrevocable.

    E.         If a participant dies prior to payment in full of all amounts due under the Plan, the balance of the amount due shall be payable to the participant’s estate in full as soon as possible following death; provided that, if a participant shall have designated an alternate beneficiary, the remaining balance of amounts payable under the Plan shall be payable to the participant’s beneficiary in full as soon as possible following death.